Exhibit 10.23

SEVERANCE AGREEMENT AND

FULL AND FINAL RELEASE

This Severance Agreement and Full and Final Release (hereafter the “Agreement”) is entered into between Robert H. Sims (“Executive”) and Oshkosh Corporation (together with all of its past, present and future subsidiaries and parents, collectively, the “Company”).  In exchange for the mutual consideration contained in this Agreement, Executive and the Company (together, the “Parties”) hereby confirm that Executive’s status as an officer of the Company terminated effective July 20, 2020 and his employment relationship with the Company terminated effective August 3, 2020 pursuant to the terms and conditions below:

1.

No Admission. Neither the Company’s signing of this Agreement, nor any actions taken toward compliance with its terms, constitutes an admission by the Company of any liability to Executive other than under the terms of this Agreement or of any wrongdoing under any federal, state or local laws.

2.

Executive Representation. Executive represents to the Company that this Agreement is entered into voluntarily and with a full understanding of, and agreement with, its terms for the purpose of receiving additional benefits from the Company and resolving all claims between the parties.

3.

Severance Pay and Benefits. In consideration of Executive’s representations and releases in this Agreement, and if Executive signs this Agreement and does not revoke or rescind it, the Company will provide to Executive a single lump-sum severance payment in the amount of $759,200.00 (Seven Hundred Fifty Nine Thousand and Two Hundred Dollars), representing (i) the amount of Executive’s base salary on an annual basis as in effect on August 3, 2020 (without giving effect to the temporary reduction in effect during the remainder of fiscal 2020); (ii) plus Executive’s target bonus with respect to fiscal year 2020; and (iii) plus an amount approximating the cost of COBRA coverage for one year, less applicable state and federal withholdings and regular deductions. Such payment shall be made on the next regular pay day after the expiration of the revocation and rescission period referenced in this Agreement so long as Executive has not revoked acceptance of this Agreement. Executive’s rights, if any, under outstanding stock options, restricted stock, restricted stock units and performance shares held by Executive shall be governed by the terms of the Company’s 2009 and 2017 Incentive Stock and Awards Plans and related award agreements on the basis that Executive’s employment terminated August 3, 2020. Executive’s rights under the Company’s Defined Contribution Executive Retirement Plan shall be governed by the terms of such plan. Executive ceased as an “Active Participant” in such plan on July 20, 2020.

4.	No Additional Compensation. Executive agrees that Executive is not entitled to receive, and will not claim, any additional benefit or pay other than as set forth in Paragraph 3. Without limitation:
A.	Executive shall not be eligible for any incentive bonus compensation for fiscal year 2020.

B.

Executive shall not be entitled to any further annual or other allocation under the Company’s Defined Contribution Executive Retirement Plan. Executive acknowledges and agrees that none of the consideration paid pursuant to Paragraph 3 shall be considered with respect to or trigger any contributions, obligations or allocations owed by the Company or due under the Company’s Defined Contribution Executive Retirement Plan or any other retirement plan or program in which Executive was a participant.

C.	Executive’s Key Executive Employment and Severance Agreement has terminated.

5.

Release. In consideration of the benefits provided in Paragraph 3, Executive, on behalf of Executive, Executive’s heirs and assigns, hereby agrees as follows: Excepting only Executive’s rights under applicable Unemployment or Workers Compensation law, Executive fully and unconditionally releases and discharges the Company, any parent company, subsidiaries, and affiliated companies, their respective agents, officers, directors, representatives and employees (whether past or present), from any and all grievances, claims, demands, rights, damages, costs, losses, suits, actions, causes of action, attorney’s fees and expenses of any nature whatsoever, in law or equity, known or unknown, arising from or by reason of any matter, act, omission, cause or anything whatsoever, whether known or unknown, foreseen or unforeseen, arising prior to the signing of this document including, without limitation, any and all claims by or on behalf of Executive that the Company ever committed any statutory violation or other wrong with respect to Executive relating to or arising out of Executive’s employment with the Company; any and all claims or other liability or damage of any nature whatsoever which has arisen or might have arisen from alleged acts, omissions, events, circumstances or conditions related to Executive’s employment with the Company, including but not limited to Executive’s termination from the Company; any and all claims arising out of any alleged violations of any contract, express or implied; any covenant of good faith and fair dealing, express or implied; any tort (including, but not limited to claims of willful or negligent infliction of emotional harm, libel, slander and invasion of privacy), any federal, state or local law, whether statutorily codified or not, governing discrimination in employment, the payment of wages and benefits, or the breach of an express or implied contract of employment; wrongful discharge or other governmental statute including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq., as amended; the Immigration Control and Reform Act of 1986, 8 U.S.C. §1101, et seq., as amended; 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988; Title VII of the Civil Rights Act

of 1964, 42 U.S.C. Sec. 2000e et seq., as amended; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act, as amended, 49 U.S.C. § 1001 et. seq.; the Americans With Disabilities Act of 1990, as amended, 29 U.S.C. § 12101 et seq.; the Wisconsin Fair Employment Act, as amended; any state or federal Family and Medical Leave Acts; Section 806 of the Sarbanes-Oxley Act, and any other federal, state or local law, regulation, ordinance or other order that regulates the employment relationship and/or employment benefits. This release includes, without limitation by enumeration, claims for back pay, front pay, compensatory and punitive damages, injunctive and declaratory relief, attorney fees and for future damages allegedly arising from the continuation of the effects of any past act, omission or event. This release does not apply to (i) any claims by Executive for indemnification pursuant to the Company’s charter, by-laws and applicable law, and for coverage as an insured under applicable directors and officers liability insurance, with respect to Executive’s acts and omissions to act through July 20, 2020, (ii) Executive’s entitlement to any accrued and unpaid base salary and accrued unused vacation payable through August 3, 2020, (iii) Executive’s entitlement to Executive’s accrued and vested benefits arising through August 3, 2020 under the employee benefit plans in which Executive was a participant immediately prior to August 3, 2020, (iv) Executive’s claims that cannot be waived as a matter of law, and (v) Executive’s claims that may arise after the date the waiver is executed.

6.

Government Cooperation. Nothing in this Agreement prevents Executive from filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”) or from cooperating with the EEOC; however, Executive understands and agrees that Executive shall not accept, and shall not be entitled to retain, any compensation or other relief recovered by Executive or the EEOC on Executive’s behalf as a result of such charge with respect to any matter covered by this Agreement.

7.

Executive Responsible for Taxes.  Executive agrees that Executive’s responsibility for any future employment and income tax consequences (including related penalties and interest) on the payments or benefits provided by Paragraph 3 will not provide a basis to set aside or in any way alter this Agreement.

8.

Consulting an Attorney.  Executive acknowledges that Executive is hereby advised to consult with an attorney before signing this Agreement, and that Executive has consulted with an attorney and/or other persons to the extent desired to do so before signing this Agreement.

9.	No Other Inducement. Executive agrees that no promises, representations, or inducements have been made that caused Executive to sign this Agreement other than those expressly set forth above.
10.

Future Employment.  Executive agrees that he is not now and will not hereafter be entitled to employment or reemployment with the Company, and Executive agrees not to knowingly seek such employment, on any basis or through an employment agency.  Executive further agrees and acknowledges that should he apply for any position in contradiction of this paragraph, the Company may completely ignore such application and fail to consider it based on this paragraph.
11.

21-Day Consideration Period.  Executive represents and acknowledges that Executive was given twenty-one (21) days to consider the terms of this Agreement prior to signing this Agreement. To the extent Executive has executed this Agreement prior to the expiration of that period, Executive has done so knowingly and voluntarily. Should Executive fail to sign this Agreement within twenty-one (21) days of receiving it and fail to promptly deliver the signed Agreement to the Company by mail or other reasonable method promptly thereafter, the offers contained in this Agreement shall be null, void and without binding legal effect on the Company.

12.

Revocation.  Executive understands Executive may revoke or rescind the Agreement within seven (7) calendar days following Executive’s signing of this Agreement and that the Agreement shall not become effective or enforceable until the end of the revocation or rescission period, provided Executive does not rescind or revoke Executive’s acceptance of the Agreement during such seven (7) day period. The revocation and/or rescission must be delivered in writing within the applicable seven (7) day period, to the attention of Ignacio Cortina, Executive Vice President, General Counsel and Secretary, Oshkosh Corporation, 1917 Four Wheel Drive, P.O. Box 2566, Oshkosh Wisconsin 54903-2566. No payments will be made or other consideration provided until after the expiration of the seven-day period referenced in this paragraph, provided Executive does not rescind or revoke acceptance of the Agreement during such seven (7) day period.

13.

Entire Agreement.  This Agreement constitutes the complete understanding between Executive and the Company with respect to the matters referenced herein, and no other promises or agreements with respect to the matters referenced herein shall be binding unless signed by an authorized representative of the Company and Executive, provided, however, that Executive’s Confidentiality and Loyalty Agreement in favor of the Company entered into between Executive and the Company prior to the date of this Agreement (the “Confidentiality and Loyalty Agreement”) shall remain in full force and effect.

14.

Remedies.  Executive understands and agrees that if Executive materially breaches any obligation under this Agreement or the Confidentiality and Loyalty Agreement, then Executive shall forfeit entitlement to any compensation or benefits under this Agreement and, further, that the Company may bring a legal action against Executive, and if it prevails, the Company shall be entitled to injunctive relief and/or recover compensatory damages and its reasonable attorneys' fees and costs in that action.

15.

Return of Property.  Executive agrees and hereby certifies that, on or before the date Executive signed this Agreement, Executive returned to the Company in good condition all of its equipment and other property that was in Executive’s possession, custody or control and all confidential and/or proprietary information, including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were in his possession at all Company and non-Company locations, including but not limited to information stored electronically on computer hard drives or disks.
16.

Cooperation. Until December 31, 2020, for no additional consideration, Executive will cooperate fully with the Company, at such times and places as are reasonably convenient for Executive, in any investigation, negotiation, litigation or other action arising out of transactions or other matters in which he was involved or of which he had knowledge during his employment with the Company. In the event such a matter arises, the Company will reimburse Executive for any reasonable expenses incurred by him in the course of his cooperation.

17.	Governing Law. This Agreement and each of the terms herein will be interpreted in accordance with the internal laws of the State of Wisconsin without regard to conflict of law principles.
18.

Nondisclosure.  Unless required by applicable law, Executive agrees not to make any disclosure of the existence or terms and conditions of this Agreement to any other person or entity (except Executive’s attorneys, tax preparers or financial advisors and immediate family members who also shall be bound by the terms of this confidentiality clause) without the prior written consent of the Company. However, nothing in this Agreement shall be construed to limit, impede or impair the right of any party to communicate with government agencies regarding matters that are within the jurisdiction of such agencies.

19.

No Disparagement.  Executive agrees not to make disparaging remarks concerning the Company, its affiliates and their respective directors, officers, employees, products or services or Executive’s employment with the Company.

20.

Severability.  It is the intention of the parties that the provisions of this Agreement shall be enforceable to the fullest extent allowable by law. Therefore, the unenforceability of any provision of this Agreement shall not render the remainder of this Agreement unenforceable. If any provision of this Agreement shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions.

21.

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Executive's executors, administrators, legal representatives, heirs and legatees and on the Company and its subsidiaries, affiliates, agents, employees, officers and their respective successors and assigns. No right to receive payments hereunder shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy or any kind.

22.

Counterparts and Headings.  The headings of the sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe, the contents of this Agreement.

23.

Modification of Agreement.  This Agreement may be modified only by mutual consent of Executive and the Company, which consent shall be evidenced in a written document executed by Executive and by a duly authorized officer of the Company.

24.

Taxes.  The Company shall be entitled to withhold from any and all payments made to Executive all federal, state, local and/or other taxes that the Company determines are required to be so withheld from such payments or by reason of any other settlement of stock awards or payments made to or on behalf of Executive for his benefit hereunder.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (the “Code”). The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition to Executive of additional taxes or interest under Code Section 409A.  Notwithstanding any contrary provision of this Agreement, to extent Executive would otherwise be entitled to any severance pay described in Paragraph 3, or other payment or benefit under any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on July 31, 2020 would in the reasonable determination of the Company be subject to additional tax under Section 409A because Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), then such payment or benefit shall not be made until February 4, 2021. The foregoing, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A. Nothing herein shall require the Company to provide Executive with any gross-up for any tax, interest or penalty incurred by Executive under Code Section 409A.

AGREED TO:

OSHKOSH CORPORATIONEXECUTIVE

By:  _______________________________________________________________

Title:  Executive Vice President, General CounselRobert H. Sims& Secretary

Date: ______________________________Date:  __________________________

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